Exhibit 23.1 - Consent of Ernst & Young, LLP



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-08567) pertaining to the Farm Bureau 401(k) Savings Plan (formerly the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan) of our reports (a) dated February 16, 1998, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) and (b) dated May 18, 1998, with respect to the financial statements and schedules of the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
February 2, 1999